UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [   ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[   ]           Preliminary Proxy Statement
[   ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ]           Definitive Proxy Statement
[   ]           Definitive Additional Materials
[X]           Soliciting Material Under §240.14a-12

Walter Energy, Inc.
(Name of Registrant as Specified in Its Charter)

Audley European Opportunities Fund Ltd.
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]           No fee required.

[   ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[   ]           Fee paid previously with preliminary materials.

[   ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On April 10, 2013, Audley Capital Advisors LLP sent the following letter to stockholders of Walter Energy, Inc.:

Stop The Value Destruction at Walter Energy:
Vote the GOLD Proxy Card to Elect Audley Capital’s Experienced Nominees

Dear Fellow Walter Energy Stockholder,

Audley Capital Advisors LLP (including certain related funds and investment vehicles, “Audley Capital”) believes that April 25, 2013 is a very important day for the future of YOUR COMPANY because stockholders will be presented with a choice of electing our five highly-qualified director nominees who have the necessary mining and public company qualifications and experience to steer Walter Energy on the path towards long-term growth.  Change is urgently needed at the Board level. The Company has LOST BILLIONS OF DOLLARS in stockholder value over the past two years and continues to make financial, operational and strategic decisions that we consider very harmful to stockholder value.

As a fellow Walter Energy stockholder, we are tired of hearing what we believe are empty promises, and maintain that decisive actions need to be taken by new thoughtful, experienced and creative Board directors.  We are not going to sit idly as the current Board oversees the further deterioration of stockholder value.

Investment Made (as of Dec. 31)	Stock Price on Date	Absolute Change in Value of Your Investment (to-date)
2007	$35.93	-32%
2008	$17.51	+39%
2009	$75.31	-68%
2010	$127.84	-81%
2011	$60.56	-60%
2012	$35.88	-32%

Walter Energy’s Performance Speaks for Itself

Walter Energy stockholders have witnessed a Board that has been unaccountable for the direction of their Company.  For example, funding the $3.1 billion acquisition of Western Coal with excessive levels of debt at the peak of the met coal market is not an example of first class strategic and financial decision-making.  This was a risky decision by the Board and put the Company in financial jeopardy.

In addition, the Board of Walter Energy has overseen the spending of several hundred million dollars of purchasing natural gas assets, which have proven to be unprofitable investments.  On April 28, 2010, the Company spent $210 million acquiring natural gas assets.  In its press release, Walter Energy’s then President and Chief Operating Officer, George Richmond, commented:

“Acquisition of these gas assets is extremely important to Walter Energy’s coal production growth strategy, helping to ensure that future coal production areas are properly degasified, thereby improving safety and operational efficiency.  In addition, on a stand-alone basis, the assets provide long-life, low-cost production, stable cash flows and are complementary to our existing gas business.”

Today, the Board has admitted that these assets have not lived up to their expectations – generating limited cash flow.  Similarly, at least one analyst currently values these assets at less than $100 million, which represents a 50% deterioration.i  In its latest 10-K filing on March 1, 2013, the Company indicated that “The inclusion of this business did not have a material effect on either the Company’s revenues or operating income and the Company does not expect the results of this business to have a material effect in the foreseeable future.”

This is yet another example of Walter Energy’s flawed M&A approach, and what we believe is a disingenuous way to utilize stockholder cash.

Shareholders cannot be fooled into believing that Walter Energy’s current plan is working.  It’s clear from the Company’s share price that the market and other investors agree:

Reference Point	Performance To-Date
Completion of Western Coal transaction (April 1, 2011)	-82%
April 2011 stock peak (April 8, 2011)	-83%
MSCI World Metals & Mining Index (since Western Coal transaction completion)	-39%

We believe Walter Energy’s current plan is out of touch with market realities and is predicated on the need for met coal prices to significantly increase before stockholders can begin to see better investment returns.  Put simply, the plan is NOT WORKING and we urge stockholders to not be tricked into believing that it is.

Do Not Let the Board Deceive Youii

Company Statement	Reality
“Your board and management team have taken meaningful steps to position Walter Energy to deliver shareholder value.”	Stock performance since Western Coal deal close: -82%
“The Board includes the right mix of new and experienced directors…”	NONE of the 5 directors Audley Capital is seeking to replace have relevant mining experience
“Walter Energy has a track record of shareholder value focus.”	Present directors have presided over a loss of +$6 billion in stockholder value since 2011
“…recent stock price declines were in line with peers…”	Since the beginning of March 2013, Arch Coal is +6%; Alpha Natural is -1%; Peabody Energy is -3%; and Walter Energy is -23%
“Walter’s board and management are setting the stage for a profitable future.”
Interest expense in 2013 will be approximately $200 million after taking into account the recent issuances of new high yield debt, which is about $60 million higher than in 2012, a Year-on-Year increase of 44%iii

Don’t Allow the Company to Hide its Underperformance Through Manipulated Data

We were disappointed again to see Walter Energy’s most recent communications with stockholders, including both a letter and presentation dated April 4, 2013 and April 5, 2013, respectively, in which the Company greatly distorts overall performance.  The Company uses selective and inappropriate data, graphs and peer comparisons that distort the real loss to stockholder value.  Here are some of the more egregious distortions we see in its latest presentation:

Distortion
7
The Company chooses to highlight stock performance through February 15, 2013, an arbitrary date that does not fully capture the extent of the losses.  Stockholders have lost approximately $1 billion in market value since February 20th after the Company’s arbitrary cut-off date.

11
The Company chooses to compare itself to thermal coal peers, whereas Audley Capital’s analysis focuses on met coal peers. We remind stockholders that Walter Energy defines itself as “…the world’s leading, publicly traded ‘pure-play’ metallurgical coal producer for the global steel industry with strategic access to high-growth steel markets in Asia, South America and Europe,” in its most recent press release.  Furthermore, the thermal coal peers that the Company chooses for comparison have suffered from falling natural gas prices, consequently reducing demand for thermal coal.  This is unrelated to the met coal business.

13
We believe the dividend yield is low for what should be a high margin, pure play met coal miner vs. peers.  We expect that the increasing interest bill will only further reduce the Company’s ability to pay increased dividends in the future.

23
The Company compares its absolute levels of SG&A expense to other companies of very different sizes and structure.  For example, Peabody Energy has a current market cap of $5.4 billion while Walter Energy’s market cap is only $1.5 billion.iv  We believe that a more accurate analysis would have been evaluating SG&A per ton of production, by which measure Walter Energy’s SG&A expense is much greater than companies such as Peabody Energy.

32
With regard to Audley Capital’s assertion that thermal mines as well as UK anthracite mines should be divested, we remind the Company that third parties can finance the development of non-core, spun-off assets that Walter Energy is not in a position to exploit.  Furthermore, we were baffled by the assertion that the Company “does not provide quarterly guidance,” when there were several instances in its fourth quarter 2012 earnings call on February 21, 2013 when the Company alluded to developments in the first quarter 2013, notably “Overall, we expect first quarter 2013 met production to be slightly greater than fourth quarter 2012 with somewhat better realization on fresh tons; however, due to almost 700,000 tons of carryover from the fourth quarter in 2012, the pricing lift in the first quarter 2013 will be limited. We believe the first quarter 2013 will likely be a low point in both pricing and production for the year.”

Our Proposed Directors Plan to Undertake Initiatives Not Being Pursued by the Current Board

Now is the time for change and the implementation of new initiatives that should lead to better stockholder returns over the long-term.  Audley Capital’s experienced, non-executive directors would WORK WITH MANAGEMENT and the reconstituted Board to:

REDUCE BALANCE SHEET RISK
Audley Capital’s director nominees plan to explore a variety of options intended to reduce the debt and interest cost burden placed on the Company’s overleveraged balance sheet.  We seek to avoid highly dilutive capital raises.

SEEK JOINT VENTURE PARTNERS FOR EXPANSION PROJECTS
We believe that the market gives no value to Walter Energy’s major growth projects in the U.S. and Canada as a result of the existing Board having overleveraged the balance sheet to the stage where the Company is now unable to finance the +$1 billion capex projects without a major and sharp recovery in the coal price.  To preserve optionality on these growth projects, we believe in soliciting joint venture partners who will contribute the bulk of the funding to bring these projects (including Blue Creek and the Wolverine properties) into production.

Importantly, Audley Capital has received interest from major strategic investors who have shown an interest in partnering with Walter Energy on certain joint venture opportunities on key growth projects.  However, the third parties indicated that they would not entertain the idea of a partnership with Walter Energy unless there is a change to the Board of Directors.

DIVEST UNDERPERFORMING AND NON-CORE ASSETS
Audley Capital’s director nominees would propose that a thorough review be undertaken to evaluate which assets have limited scope for recovery, such as the thermal coal mines, and can be sold to further reduce costs and debt.
We do not believe that selling assets at the “trough of the market” is necessarily harmful to stockholders if the proceeds of the sales are reinvested into higher return projects by focusing on the mines on the lower cost of the industry cost curve.

UPGRADE EXISTING RESERVES
Walter Energy’s Board has made no efforts to increase coal reserves (including during times of strong coal markets) through exploration drilling.  We believe that a program should be commenced once debt has been reduced and coal markets have recovered.

Most importantly, we believe that our director nominees would provide more comprehensive oversight of the Company with an aim of reducing the risk of future decisions that are harmful to stockholders.  They will bring the experience, oversight and accountability needed to steer Walter Energy on the path towards profitability.  No stone will be left unturned in our efforts to bolster investment returns.

Value Creation Case Study: Western Coal

Audley Capital was instrumental in the turnaround and eventual sale of Western Coal, a TSX-listed metallurgical coal producer based in British Columbia, Canada, for $3.2 billion in November 2010.

Audley Capital rescued Western Coal from near bankruptcy in November 2007, arranging a convertible bond financing to fund working capital requirements.  Audley Capital acquired a 19.9% stake in the Company and Julian Treger, Managing Partner of Audley Capital Advisors, was given a seat on Western Coal’s Board with the responsibility of overseeing the subsequent corporate restructuring.  The significant role played by Audley Capital and Mr. Treger included:

●	Providing a $30 million bridge loan to repay onerous bank debt;
●	Advising on the acquisition of Falls Mountain Coal (now known as Willow Creek);
●
Overseeing and advising on the merger of Western Coal with its parent company, Cambrian Mining (in which Audley Capital held a 25% stake) as a means of simplifying the overall corporate and stockholder structure;

●	Identifying a new CEO; and
●
Reinvigorating the Board through the appointment of additional independent non-executive directors to improve the operational performance of the business and enhance investor perception of the Company.

On November 18, 2010, Walter Energy entered into an agreement with Audley Capital to acquire its equity stake in Western Coal for a price of C$11.50 per share, completed with the acquisition of all of Western Coal in April 2011.  The Audley Funds had invested $122 million, realizing gross proceeds of over $850 million.

As demonstrated in the case of Western Coal, Audley Capital is committed to enhancing value for its investors and for ALL STOCKHOLDERS and, we believe, our nominees are well-equipped to address the similar issues at Walter Energy that the current Board has chosen to neglect.

Walter Energy’s Defense is to Attack a Stockholder with Meritless Accusations

In their letter, the Company makes misleading assertions that seem meant to skew the reality of Audley Capital’s intentions.  While we believe stockholders are in agreement with several of our proposed key initiatives, we feel it important to set the record straight on some items:

STRATEGIC RATIONALE FOR SALES AND PURCHASES
The Company alludes to a sizeable sale of Walter Energy shares by Audley Funds as being part of a “pump and dump” strategy.  This assertion is completely unfounded.  We made the decision to sell all of our Walter Energy shares when it became apparent that the existing Board had no interest in acting in stockholders’ best interests.  Audley Capital divested shares over the course of several months, not days, as Walter Energy would have stockholders believe.  In retrospect, the sale of Walter Energy’s stock at that time was the right decision for Audley Capital investors.

NOMINEE QUALIFICATIONS AND EXPERIENCE
Audley Capital interviewed a number of potential independent directors and selected the five believed to be most qualified after careful consideration of mining experience, track record, management skills and qualifications.   We stand by our director nominees and truly believe that they are appropriately qualified to implement a successful turnaround of Walter Energy.  The incumbent directors we are pushing to remove have no mining experience whatsoever.

The Company continues to try to disparage Robert Stan’s robust credentials by painting him as an unlawful perpetrator of insider trading.  Both Audley Capital and Mr. Stan believe that the allegation is completely without merit and will ultimately be withdrawn.  In the unlikely event that Mr. Stan is found guilty, he has agreed to remove himself as one of the proposed directors.  However, we continue to believe he will be an important addition to the Board as he brings over 30 years of experience in the western Canadian coal business and has knowledge of the geographic area of Walter Energy’s Canadian mining activities.

OWNERSHIP STAKE
Audley Capital has deliberately chosen not to purchase more shares in Walter Energy because we have little faith in the current Board, supported in our view by the continued earnings disappointments, poor financing decisions, lack of strategic vision to turn around the business and continued poor investor relations activities.  However, Audley Capital is committed to significantly increasing its stake in Walter Energy, and to encourage other investors to do the same, if its director nominees are appointed to the Board.

We add that the current Board’s ownership is minimal, owning only 0.19% of the outstanding shares.  We believe that this suggests that the Board has little faith in its own ability to run the Company.

Vote the Gold Proxy Card to Support Change

We are not convinced that the current Board has the credentials, skills or experience necessary to improve stockholder returns.  We believe that a newly constituted Board is in the best interest of all stockholders, and are urging stockholders to sign, date and mail the GOLD proxy card today to elect Audley Capital’s director nominees, who will work with management to put forth a clear strategic plan and vision that we believe will drive long-term growth at Walter Energy.

We thank you for your support.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Okapi Partners LLC, at (877) 208-8903.

Sincerely,

Julian Treger
Managing Partner
Audley Capital Advisors LLP

Additional Information

Further information regarding the director nominees and other persons who may be deemed participants, and other matters, are set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ADVISED TO READ THAT PROXY STATEMENT, BECAUSE IT INCLUDES IMPORTANT INFORMATION. THE PROXY STATEMENT IS BEING SENT TO SHAREHOLDERS BY OR ON BEHALF OF PARTICIPANTS, AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT http://www.sec.gov.

Contacts

Investors:

Audley Capital Advisors LLP
Julian Treger, Managing Partner
+44 20 7529 6900

Okapi Partners LLC
Bruce Goldfarb/Charles Garske/Patrick McHugh
212-297-0720

Media:

Sard Verbinnen & Co
Dan Gagnier/Brian Shiver
212-687-8080

i    Audley Capital received analysis from Morgan Stanley on March 4, 2013
ii   Excerpts taken from Walter Energy press release; April 4, 2013
iii Based on Audley Capital analysis
iv  Bloomberg